UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was mailed to CME Group shareholders on April 22, 2009:

April 22, 2009

Dear CME Group shareholders:

It is our pleasure to invite you to CME Group Inc.’s 2009 annual meeting of shareholders. This year’s meeting will be held on Wednesday, May 13, 2009 at 4:00 p.m. at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois.

ELECTRONIC DELIVERY OF PROXY MATERIALS BENEFITS SHAREHOLDERS AND THE ENVIRONMENT

For a second year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On April 3, 2009, we mailed to our beneficial shareholders a Notice containing instructions on how to access our 2009 proxy statement, our 2008 Annual Review and our annual report on Form 10-K and vote online. For your convenience, enclosed with this letter is a proxy card for you to vote your shares.

YOUR COMPANY EXPERIENCED STRONG GROWTH IN MANY AREAS DESPITE UNPRECEDENTED CHALLENGES

We realize that 2008 was a difficult year during which the overall economy, and the financial industries sector specifically, experienced a significant downturn. Our business as measured by overall trading volume was negatively impacted by the instability of the financial markets. Despite these downward pressures, we experienced solid growth in many of our product lines, especially our equity index products and our newly-acquired over-the-counter ClearPort platform. In 2008, our average daily trading volume increased from 11.1 million contracts in 2007 to 12.9 million contracts in 2008 and our annual revenues increased from $1.8 billion in 2007 to $2.6 billion in 2008, primarily as a result of our mergers with CBOT Holdings and NYMEX Holdings. During 2008, we also achieved synergies of $112 million in connection with our merger with CBOT Holdings while completing another strategic transaction through our merger with NYMEX Holdings.

PERFORMANCE-BASED COMPENSATION PLANS POSITION YOUR COMPANY FOR THE FUTURE

We recognize the value of our senior management’s contributions to the development and growth of our business and the need to provide an appropriate compensation structure to retain such individuals and provide appropriate incentive to generate future growth and increase revenues. We also acknowledge that dramatic changes are occurring within the Company’s industry and that now — more than ever — our people are our most important asset. Therefore, as part of the Company’s goal to have a competitive compensation program that focuses our executives’ interests on growing the business for the benefit of the Company and its shareholders at a reasonable cost to our shareholders, we are proposing several amendments to our existing equity and bonus plans. These proposals seek to better align pay and performance:

•	to approve an amendment to the Amended and Restated Chicago Mercantile Exchange Holdings Inc. Omnibus Stock Plan;

•	to approve an amendment to the Amended and Restated Chicago Mercantile Exchange Holdings Inc. 2005 Director Stock Plan; and

•	to approve an amendment to the Amended and Restated CME Group Inc. Annual Incentive Plan for Highly Compensated Executive Officers.

YOUR VOTE IS IMPORTANT

As described in the proxy materials, we believe that these enhancements are aligned with our pay-for-performance philosophy. Our board of directors recommends that shareholders approve these proposals. Please refer to your CME Group proxy statement for information concerning these proposals — then vote your shares following the instructions on the enclosed proxy card in time for your vote to count at the May 13 shareholders’ meeting.

Sincerely,

Terrence A. Duffy	Craig S. Donohue
Executive Chairman	Chief Executive Officer

*****

How to request hardcopy proxy materials:

1)	BY INTERNET - www.proxyvote.com

2)	BY TELEPHONE - 1-800-579-1639

3)	BY E-MAIL* - sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the Notice and proxy card) in the subject line.

*****

CME Group Inc. has filed with the Securities and Exchange Commission and mailed a proxy statement to our shareholders containing information about the company and certain proposals to be presented to a vote of shareholders at its 2009 Annual Meeting. Shareholders of CME Group Inc. should read the proxy statement carefully because it contains important information about the proposals to be considered at the Annual Meeting, the persons soliciting proxies related to the proposals, their interests in the proposals and related matters. Shareholders can obtain free copies of the proxy statement by contacting the Shareholder Relations and Membership Services Department, CME Group Inc., 20 South Wacker Drive, Chicago, Illinois 60606. Shareholders can obtain free copies of the proxy statement filed by CME Group Inc. with the Securities and Exchange Commission in connection with the Annual Meeting at the Securities and Exchange Commission’s Web site at www.sec.gov. In addition to the proxy statement, CME Group Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which are also available at the Securities and Exchange Commission’s Web site at www.sec.gov.

CME Group Inc. and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of CME Group Inc.’s shareholders to approve the proposals. These individuals may have interests in the proposals. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement.